EXHIBIT 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

$3,750,000.00	April 29, 2005

     Finisar Corporation, a Delaware corporation (the “Company”), for value received, promises to pay to CyOptics, Inc., a Delaware corporation (“Holder”), the principal sum of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), together with interest from the date of this Note on the unpaid principal balance at a rate equal to 3.35% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. This Note is issued pursuant to that Series F Stock Purchase Agreement dated April 29, 2005 by and among the Company, other purchasers of Holder’s Series F Preferred Stock and the Holder (the “Purchase Agreement”).

     1. Definitions. As used in this Note, the following terms shall have the definitions ascribed to them below:

          1.1. “Commission” means the United States Securities and Exchange Commission.

          1.2. “Common Stock” means the common stock, $0.001 par value, of the Company, and any securities into which such common stock may hereafter be classified.

          1.3. “Conversion Event” has the meaning set forth in Section 3.1 below.

          1.4. “Conversion Shares” has the meaning set forth in Section 3.2 below.

          1.5. “Conversion Amount” means $937,500.00.

          1.6. “Maturity Date” means November 1, 2005.

          1.7. “Purchase Agreement” means the Series F Preferred Stock Purchase Agreement, made as of April 29, 2005, by and among Holder and the purchasers listed on Schedule A thereto.

          1.8 “Remaining Principal Balance” has the meaning set forth in Section 3.1 below.

          1.9 “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act as in effect from time to time.

          1.10 “Securities Act” means the Securities Act of 1933, as amended.

          1.11 “Share Price” means the average closing trading price per share of the Common Stock on the Nasdaq National Market (“NNM”) for (i) the four (4) Trading Days immediately preceding the date of the applicable Conversion Event or (ii) the Trading Day immediately preceding the date of the applicable Conversion Event, as selected by Holder in its sole discretion.

          1.12 “Trading Day” means a day on which trading occurs on the NNM (or any successor trading exchange thereto).

     2. Payment.

          2.1. Payment at Maturity. The entire outstanding principal balance of this Convertible Promissory Note (the “Note”) and any unpaid and accrued interest shall be due and payable, if not converted prior thereto pursuant to Section 3 below, on the earlier of (i) Maturity Date, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. The Company shall have the right at any time and without premium or penalty to prepay this Note, in whole or in part, in cash prior to the Maturity Date. Any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

          2.2. Currency. All payments shall be in lawful money of the United States of America.

     3. Conversion. This Note shall convert into Common Stock as follows:

          3.1. Conversion Events.

               (a) Upon the declaration of the effectiveness of a registration statement contemplated by Schedule A of the Purchase Agreement filed by the Company with the Commission (the “Initial Conversion Event”), a Conversion Amount shall be automatically converted into that number of shares of Common Stock determined in accordance with Section 3.2 below.

               (b) The remaining principal balance outstanding under this Note after the Initial Conversion Event (the “Remaining Principal Balance”) shall be converted into that number of shares of Common Stock determined in accordance with Section 3.2 below on each of the following dates:

                    (i) on that date which is seven (7) days after the Initial Conversion Event, an amount equal to a Conversion Amount;

                    (ii) on that date which is fourteen (14) days after the Initial Conversion Event, an amount equal to a Conversion Amount; and

                    (iii) on that date which is twenty-one (21) days after the Initial Conversion Event, an amount equal to the remaining outstanding principal balance plus any unpaid and accrued interest (each of which, together with the Initial Conversion Event, a “Conversion Event”).

Should any portion of the Remaining Principal Balance remain outstanding as of the date that is four (4) months after the Initial Conversion Event, the entire Remaining Principal Balance shall be automatically converted into shares of Finisar Common Stock as of such date in accordance with Section 3.2 below.

          3.2. Shares Issuable Upon Conversion. The Holder shall give written notice to the Company of its selection of the Share Price before 5:00 p.m. Pacific Time on the Trading Day prior to each Conversion Event. Upon each conversion of this Note in accordance with Section 3.1 above, the Holder shall be entitled to receive a certificate representing that number of shares of Common Stock (the “Conversion Shares”) equal to the Conversion Amount on such Conversion Event, divided by the Share Price.

          3.3. Stock Certificate. The Company shall cause a certificate or certificates representing the Conversion Shares to be issued in the name of Holder and delivered to the Holder by nationally recognized overnight delivery service within two (2) business days following the occurrence of a Conversion Event. The certificate(s) representing the Conversion Shares shall bear the following legend, if applicable:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

          3.4. Fractional Shares. No fractional shares shall be issued upon conversion of this Note and the value of any fractional shares issuable upon such conversion, based on the Share Price, shall be paid by the Company to the Holder in cash on the Conversion Event.

          3.5. Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Note, the full number of shares of Common Stock then issuable upon the conversion of this Note.

          3.6. Authorized Shares. The Company agrees that all Common Stock which may be delivered upon conversion of this Note, upon such delivery, will have been duly authorized and validly issued and will be fully paid and nonassessable (and shall be issued out of the Company’s authorized but unissued Common Stock) and, except as provided in Section 3.7, the Company will pay all taxes, liens and charges with respect to the issue thereof.

          3.7. Taxes Upon Issuance. Except as provided in the next sentence, the Company will pay any and all taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of this Note. The Company shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that of the holder of this Note, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

          3.8. Registration Rights. The Company hereby acknowledges is obligation to file a registration statement with the Commission for the resale of the Common Stock issuable upon conversion of this Note as contemplated by Schedule A of the Purchase Agreement.

          3.9. Securities Filings; Listing of Shares. The Company will effect all registrations with, and obtain all approvals by, all governmental authorities that may be necessary under any United States Federal or state law (including the Securities Act, the Securities Exchange Act of 1934, as amended, and state securities and Blue Sky laws) for the Common Stock issuable upon conversion of this Note to be lawfully issued and delivered as provided herein, and thereafter publicly traded (if permissible under the Securities Act) and qualified or listed as contemplated by clause (ii) (it being understood that the Company shall not be required to register the offer, sale or resale of Common Stock issuable on conversion hereof under the Securities Act except pursuant to the Purchase Agreement and this Note); and (ii) if required, will list the Common Stock required to be issued and delivered upon conversion of the Note, prior to such issuance or delivery, on each national securities exchange on which outstanding Common Stock is listed or quoted at the time of such delivery, or if the Common Stock is not then listed on any securities exchange, to qualify the Common Stock for quotation on the Nasdaq National Market or such other inter-dealer quotation system, if any, on which the Common Stock is then quoted.

          3.10. Satisfaction of Obligations. Upon payment in full or the conversion of the entire principal amount and any unpaid and accrued interest due under this Note, and delivery of the certificates representing the Conversion Shares in accordance with the provisions of this Section 3, the Company shall be forever released from all obligations and liabilities hereunder.

     4. Default.

          4.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

               (a) any failure by the Company to pay any amount payable in cash hereunder, in accordance with the terms hereof which default is not cured within five (5) business days following written notice thereof from the Holder; or

               (b) any failure by the Company to issue any securities issuable hereunder, in accordance with the terms hereof; or

               (c) the Company (i) has an order for relief entered against it under the federal Bankruptcy Code, (ii) makes an assignment for the benefit of its creditors, (iii) applies for or seeks the appointment a receiver, liquidator, assignee, trustee or other similar official for it or for any substantial part of its property or any such official is appointed, other than upon Company’s request, and such unrequested appointment continues for thirty (30) days, (iv) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon the Company’s request, and such unrequested proceeding continues undismissed or unstayed for thirty (30) days, or (v) takes corporate action in furtherance of any of the foregoing actions.

          4.2. Remedies. Upon the occurrence of an Event of Default, Holder shall have the right to (i) accelerate the outstanding principal amount and any unpaid and accrued interest hereunder, and (ii) enforce this Note by exercise of the rights and remedies granted to it by applicable law. Upon the occurrence of an Event of Default described in Section 4.1(c), immediately and without notice, the outstanding principal amount and any unpaid and accrued interest hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. The Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred or expended by the Holder in enforcing or collecting this Note as a result of an Event of Default or the protection or prescription of any rights of Holder hereunder. The Company hereby waives demand, notice, presentment, protest and notice of dishonor, diligence in collection and notice of intent to accelerate maturity.

          4.3. Waiver; Cumulative Remedies. No course of dealing or any delay or failure to exercise any right hereunder on the Holder’s part shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No single or partial waiver by the Holder of any provision of this Note or of any breach or default hereunder or of any right or remedy shall operate as a waiver of any other provision, breach, default right or remedy or of the same provision, breach, default, right or remedy on a future occasion. The Holder’s rights and remedies are cumulative and are in addition to all rights and remedies which the Holder may have in law or in equity or by statute or otherwise.

     5. Amendments. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company and the Holder and then only to the extent set forth therein.

     6. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby.

     7. Notices. Any notice or other communication required or desired to be given hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

If to Holder:	CyOptics, Inc.
7360 Windsor Drive
Allentown, PA 18106
Attention: Chief Executive Officer

with copy to:	Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Caine T. Moss

If to the Company:	Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, CA 94089
Attn: Chief Financial Officer
Telecopy: (408) 541-4154

or to such other address as each party designates to the other by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) transmitted by facsimile transmission (and confirmed by a copy delivered in accordance with clauses (i), (ii) or (iii). Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail. Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

     8. Replacement. Upon the Company’s receipt of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of this Note and (i) in the case of any such loss theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount, or (ii) in the case of any such mutilation, upon surrender of this Note for cancellation, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note.

     9. Legal Fees. In the event of any legal action to enforce the rights of the Holder or the Company, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

     10. Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of the Holder, or by the Holder, without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     11. No Rights as Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company.

     12. Headings. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note.

     13. Governing Law. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of California, without regard to principles of conflicts of law.

     14. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder and their respective successors and assigns.

     15. Time. Time is of the essence hereunder.

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     IN WITNESS WHEREOF, the Company has duly caused this Note to be signed in its name and on its behalf by its duly authorized officer as of the date hereinabove written.

FINISAR CORPORATION

By: /s/ Jerry Rawls

Name: Jerry Rawls

Title: Chief Executive Officer

AGREED AND ACCEPTED:

CyOptics, Inc.

/s/ Ettore J. Coringrato

Ettore J. Coringrato, Chief Executive Officer